EXHIBIT 1

                                                      EXECUTION COPY

                              VOTING AGREEMENT

      VOTING AGREEMENT (this "Voting Agreement"), dated as of May 14, 2013, by and between Bellisio Foods, Inc., a Minnesota corporation ("Parent"), and the undersigned stockholder (the "Stockholder") of Overhill Farms, Inc., a Nevada corporation (the "Company").

                               WITNESSETH:

      WHEREAS, the Company and Parent intend to enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which, among other things, Bellisio Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Parent, will be merged with and into the Company (the "Merger");

      WHEREAS, as of the date hereof, the Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number and class or series of shares of Company Common Stock (as defined below) as set forth on the signature page hereto;

      WHEREAS, the Merger Agreement is required under the Nevada Revised Statutes (the "NRS") to be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company?s common stock entitled to vote; and

      WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                               ARTICLE I

                              DEFINITIONS

      1.1 Definitions.

            (a) "Beneficially Own", "Beneficial Ownership" or "beneficial Owner" with respect to any Company Common Stock means having "beneficial Ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person and who together with such Person would constitute a "group" within the meaning of
Section 13(d)(3) of the Exchange Act. The term Beneficially Owned shall exclude Shares over which the Stockholder does not hold the power to vote pursuant to arrangements with such Stockholder's investment management clients.


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            (b) "Company Common Stock" means the common stock of the Company, par value $0.01 per share.

            (c) "Shares" means shares of Company Common Stock.

            (d) "Stockholder's Shares" means all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued and outstanding or hereinafter acquired, including, without limitation, any Company Options held of record or Beneficially Owned by the Stockholder and any Shares acquired pursuant to Company Benefit Plans and held of record or Beneficially Owned by the Stockholder.

            (e) Capitalized terms used but not defined in this Voting Agreement shall have the meanings ascribed to them in the Merger Agreement.

                              ARTICLE II

                     TRANSFER AND VOTING OF SHARES

      2.1 No Transfer of Shares. The Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Stockholder's Shares or any interest in the Stockholder's Shares, (b) deposit the Stockholder's Shares or any interest in the Stockholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto (other than as contemplated herein) or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Stockholder's Shares (any such action in clause (a), (b) or (c) above, a "transfer"). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of the Stockholder's Shares by the Stockholder (i) if the Stockholder is an individual, (A) to any member of the Stockholder's immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder's immediate family, or (B) upon the death of the Stockholder to such Stockholder's heirs, or (ii) if the Stockholder is not a natural person,
(A) to the extent required to comply with investment management client instructions; (B) pro rata transfers resulting from withdrawals of investment management client assets under management; or (C) to one or more partners or members of the Stockholder or to an Affiliate under common control with the Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement.

      2.2 Vote in Favor of the Merger and Related Matters. The Stockholder, solely in the Stockholder's capacity as a stockholder of the Company (and not, if applicable, in the Stockholder's capacity as an officer or director of the Company), irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of the Company or any adjournment thereof, or in

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connection with any action by written consent of the stockholders of the
Company, the Stockholder shall:

            (a) appear at each such meeting or otherwise cause the Stockholder's Shares Beneficially Owned or owned of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum;

            (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Stockholder's Shares: (i) in favor of, and will otherwise support, the adoption and approval of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, any stockholder vote required by the Second Amended and Restated Articles of Incorporation of the Company (the "Articles") and/or Chapter 92A of the NRS, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated by the Merger Agreement and (iii) except for the Merger and the Merger Agreement, against, and not otherwise support, any Acquisition Proposal or any other action, agreement or transaction submitted for approval of the Company's stockholders that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger, including, without limitation, any extraordinary transaction, merger, consolidation, sale of assets, recapitalization or other business combination involving the Company or any other action or agreement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or satisfied;

      2.3 Consent to Consideration.   The Stockholder acknowledges that he,
she or it is familiar with or has reviewed the Merger Agreement, understands that the only consideration that he, she or it is entitled to receive as a stockholder of the Company in connection with the Merger is the consideration to be paid pursuant to the Merger Agreement and the Stockholder hereby consents to such consideration.

      2.4 Termination. This Voting Agreement, the obligations of the Stockholder pursuant to this Voting Agreement shall terminate upon the earliest to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) such date and time as the Merger shall have become effective in accordance with the terms and provisions of the Merger Agreement, (c) November 14, 2013 and (d) such time as the Merger Agreement is amended to change the form, or reduce the amount, of Merger Consideration to be paid pursuant thereto (such earliest date, the "Expiration Date"); provided, however, that if the Merger shall become effective, the Stockholder's obligations pursuant to Articles IV and V hereof shall survive such termination as shall any unfulfilled obligations of the Stockholder.

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                                     ARTICLE III

                             REPRESENTATIONS AND WARRANTIES
                                    OF THE STOCKHOLDER

      The Stockholder hereby represents and warrants to Parent as follows:

      3.1 Authorization; Binding Agreement. The Stockholder has all legal right, power, authority and capacity to execute and deliver this Voting Agreement, to perform his, her or its obligations hereunder, and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by or on behalf of the Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting creditors' rights generally and by general principles of equity).

      3.2 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Voting Agreement to Parent by the Stockholder does not, and the performance of this Voting Agreement will not, (i) conflict with or violate any Law applicable to the Stockholder or by which the Stockholder is bound or affected, (ii) violate or conflict with the Articles, the Second Amended and Restated Bylaws of the Company or the articles of incorporation or bylaws or other equivalent organizational documents of the Stockholder, if applicable, or (iii) except where it would not interfere with the Stockholder's ability to perform his, her or its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by the Stockholder of the transactions contemplated by this Voting Agreement.

            (b) The execution and delivery of this Voting Agreement to Parent by the Stockholder does not, and the performance of this Voting Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with the Stockholder's ability to perform his, her or its obligations hereunder.

      3.3 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Stockholder or any of the Stockholder's Affiliates, threatened before any agency, administration, court or tribunal, foreign

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or domestic, against
the Stockholder or any of the Stockholder's Affiliates or any of their respective properties or assets or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective officers or partners (in the case of a partnership), or any of their respective officers, managers or members (in the case of a limited liability company), that would interfere with the Stockholder's ability to perform his, her or its obligations hereunder.
There is no judgment, decree or order against the Stockholder or any of the Stockholder's Affiliates, or, to the knowledge of the Stockholder, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective officers or partners (in the case of a partnership), or any of their respective officers, managers or members (in the case of a limited liability company), that would prevent, enjoin, alter or delay any of the transactions contemplated by this Voting Agreement, or that would otherwise interfere with the Stockholder's ability to perform its obligations hereunder.

      3.4 Title to Shares. The Stockholder is the record or beneficial owner of the Stockholder's Shares and has good title to the Stockholder's Shares free and clear of all liens, encumbrances, security interests, charges, claims, proxies or voting restrictions other than pursuant to this Voting Agreement and as described herein. The signature pages hereto correctly set forth the number of the Stockholder's Shares owned, directly or indirectly, of record or Beneficially Owned by the Stockholder as of the date of this Voting Agreement. Except as otherwise set forth in this Voting Agreement, the Stockholder has sole power of disposition and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Stockholder's Shares set forth on the signature pages hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Voting Agreement.

      3.5 Acknowledgement of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Stockholder has received a copy of the Merger Agreement presented to such Stockholder as a substantially final form and has reviewed and understood the terms thereof.

      3.6 Absence of Agreements with the Company. Other than the letter agreement, dated as of April 29, 2013, between the Company and the Stockholder, there are no existing agreements or arrangements between the Stockholder or any of his, her or its affiliates (or his or her spouse), on the one hand, and the Company, on the other hand, relating to the Shares owned beneficially or of record by the Stockholder or any other securities of or investment in the Company.

                                  ARTICLE IV

                          COVENANTS OF THE STOCKHOLDER

      4.1 Further Assurances. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

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      4.2 Waiver of Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives the exercise of, and shall cause to be waived and prevent, any rights of appraisal, rights to dissent or any similar right that the Stockholder or any other person may have by virtue of the Stockholder's ownership of the Shares with respect to the Merger and the other transactions contemplated by the Merger Agreement.

      4.3 Public Announcements. Neither the Stockholder, his, her or its Affiliates, nor any of their respective officers, directors, managers or partners, as applicable, shall issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Voting Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by applicable Law.

      4.4 No Solicitation of Acquisition Proposals. Neither the Stockholder nor any of his, her or its officers, directors, managers or partners, as applicable, shall, and the Stockholder shall direct and cause his, her or its employees, agents, consultants and representatives not to, directly or indirectly, (a) solicit, initiate or encourage any inquiries or the making or consummation of any proposal or offer that constitutes, or is reasonably likely to lead to, an Acquisition Proposal (including by way of providing access to non-public information), (b) engage in, continue or otherwise participate in any discussions or negotiations with any Person or group of Persons regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or (c) otherwise cooperate with or assist in, or knowingly facilitate, any effort or attempt to make any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

      4.5 Additional Purchases. The Stockholder agrees that any Company Common Stock (or any Company Options related thereto) acquired or purchased by him, her or it after the execution of this Voting Agreement shall be subject to the terms of this Voting Agreement to the same extent as if they constituted the Stockholder's Shares as of the date of this Agreement.

                                       ARTICLE V

                                 GENERAL PROVISIONS

      5.1 Entire Agreement; Amendments. This Voting Agreement, the Merger Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Voting Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      5.2 Survival of Representations and Warranties. All representations and warranties made by the Stockholder in this Voting Agreement shall survive any termination of the Merger Agreement or this Voting Agreement.

      5.3 Assignment. Neither party to this Voting Agreement may assign any of its rights or obligations under this Voting Agreement without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and

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obligations hereunder to any of its Affiliates.  Any assignment contrary to the provisions of this Section 5.3 shall be null and void.

      5.4 Severability. If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

      5.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement are not performed in accordance with its specific terms or it is otherwise breached. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Voting Agreement, Parent shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that neither Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and the Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

      5.6 Governing Law; Jurisdiction. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without regard to any conflicts of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any California State court, or federal court of the United States of America located in Los Angeles County, in the State of California, and any appellate court from thereof, in connection with any matter based upon or arising out of this Voting Agreement or the transactions contemplated hereby and agrees that process may be served upon him, her or it in any manner authorized by the Laws of the State of California for such persons and waives and covenants not to assert or plead any objection which he, she or it might otherwise have to such jurisdiction and such process.
Each of the parties hereto irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Voting Agreement or the transactions contemplated hereby.

      5.7 No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Parent shall not be deemed to have waived any claim available to it arising out of this Voting Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent.
The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

      5.8 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by

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telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

      If to Parent:

              Bellisio Foods, Inc.
              1201 Harmon Place
              Suite #302
              Minneapolis, MN 55403
              Facsimile:  (612) 337-8427
              Attention:   Joel Conner

      with a copy to:

              Centre Partners Management LLC
              825 Third Avenue, 40th Floor
              New York, New York 10022
              Facsimile:  (212) 758-1830
              Attention:   Bruce Pollack

      with a copy to:

              Paul, Weiss, Rifkind, Wharton & Garrison LLP
              1285 Avenue of the Americas
              New York, New York 10019-6064
              Facsimile:  (212) 757-3990
              Attention:  John M. Scott
		          Steven J. Williams

      If to the Stockholder, to the address or facsimile number set forth on the signature page hereof or, if not set forth thereon, to the address reflected in the stock books of the Company.

      5.9 No Third-Party Beneficiaries. This Voting Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by, Parent and the Stockholder and nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent and the Stockholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, that the Company shall be a third party beneficiary of this Voting Agreement and shall be entitled to enforce any power, right, privilege or remedy of Parent hereunder.

      5.10 Headings. The heading references herein are for convenience of reference only and do not form part of this Voting Agreement, and no construction or reference shall be derived therefrom.

      5.11 Counterparts. This Voting Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when

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executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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      IN WITNESS WHEREOF, each of Parent and the Stockholder has executed or has caused this Voting Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.


BELLISIO FOODS, INC.

By:	/s/ John Stiker
	Name:   John Stiker
	Title:  Secretary

STOCKHOLDER

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC

By:	/s/ Anna Marie Lopez
	Name:  Anna Marie Lopez
	Title: Chief Operating Officer
	Date:  May 14, 2013
	Address:  725 S. Figueroa Street
                  39th Floor
                  Los Angeles, CA 90017
	Facsimile:  213-947-4967

Number of Shares Beneficially Owned:

1,548,800




               [Signature Page - Voting Agreement]

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